UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 28, 2015

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, 4th Floor Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 28, 2015, Equinix, Inc. (“Equinix”) announced the declaration by the Board of Directors of a special distribution (the “2015 Special Distribution”) in an aggregate amount of $627.0 million, payable in the form of either Equinix’s common stock, par value $0.001 per share (the “Common Stock”), or cash to, and at the election of, the stockholders of record as of October 8, 2015 (the “Record Date”). The 2015 Special Distribution is in an amount that includes the sum of: (1) estimated foreign earnings and profits repatriated as dividend income to be recognized in 2015; (2) taxable income in 2015 from depreciation recapture in respect of accounting method changes commenced in Equinix’s pre-REIT period; and (3) certain other items of taxable income. Equinix expects that the value of the 2015 Special Distribution, plus all the regular quarterly distributions paid by Equinix during 2015, plus the expected value of the deemed distributions on account of the adjustments to the conversion rate relating to Equinix’s outstanding 4.75% Convertible Subordinated Notes due June 15, 2016 that are made as a result of the 2015 Special Distribution and the 2015 regular quarterly distributions, will equal or exceed the taxable income that Equinix expects to recognize in 2015.

Stockholders of record as of the close of business on the Record Date will have the right to elect, prior to November 2, 2015 (the “Election Deadline”), to be paid their pro rata portion of the 2015 Special Distribution all in Common Stock (a “Share Election”) or all in cash (a “Cash Election”); provided, however, that the total amount of cash payable to all stockholders in the 2015 Special Distribution will be limited to a maximum of $125.4 million (the “Cash Amount”), with the balance of the 2015 Special Distribution payable in the form of Common Stock. Election forms will be mailed or otherwise delivered to all stockholders promptly after the Record Date and must be returned on or before the Election Deadline to be effective. Stockholders who fail to timely return a properly completed election form before the Election Deadline will be deemed to have made a Share Election, meaning an election to receive the 2015 Special Distribution all in Common Stock. The amount of Common Stock to be distributed will be determined based upon the average closing price of the Common Stock on the three consecutive trading days commencing November 3, 2015.

Because the Cash Amount is limited to $125.4 million, the actual amount of cash that will be paid to stockholders who make the Cash Election may depend upon whether the aggregate amount of all Cash Elections exceeds the Cash Amount. If the aggregate amount of stockholder Cash Elections exceeds the Cash Amount, then the payment of such Cash Election will be made on a pro rata basis to stockholders making the Cash Election such that the aggregate amount paid in cash to all stockholders equals the Cash Amount. As a result, if the total amount of cash payments to all stockholders who elect to be paid in cash exceeds the Cash Amount, stockholders making the Cash Election will receive a portion of their pro rata share of the 2015 Special Distribution, but not less than 20% of their pro rata share of the 2015 Special Distribution, in cash and the remaining portion in Common Stock, subject to rounding and other minor adjustments.

Promptly after the Record Date, Equinix expects that Computershare Investor Services, as Equinix’s election agent, will distribute election materials to the holders of record as of the Record Date, including an election form and information regarding the 2015 Special Distribution.

Equinix urges stockholders to consult their tax advisors regarding the specific tax consequences regarding the 2015 Special Distribution.

A copy of Equinix’s press release announcing the 2015 Special Distribution is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Equinix, Inc. dated September 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: September 28, 2015

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Equinix, Inc. dated September 28, 2015.